Exhibit 99.2

EDITORIAL CONTACT:

Amy Flores

+1 408 345 8194

amy_flores@agilent.com

INVESTOR CONTACT:

Rodney Gonsalves

+ 1 408 345 8948

rodney_gonsalves@agilent.com

Agilent Technologies Announces $2 Billion Share-Repurchase Program

SANTA CLARA, Calif., Nov., 15, 2007 — Agilent Technologies Inc. (NYSE: A) today announced that its Board of Directors has approved a share-repurchase program of up to $2 billion of its common stock over the next two years. Agilent completed its previous $2 billion share buyback in October, bringing its cumulative repurchases to $6.466 billion since the program’s inception in 2005.

“The Board’s decision reflects our confidence in Agilent’s operating model and strong cash flow,” said Bill Sullivan, Agilent president and chief executive officer. “It also demonstrates our continuing commitment to return excess cash to the owners.”

Agilent anticipates the share-repurchase program will be implemented using a variety of methods, which may include open-market purchases, block trades, accelerated share-repurchase transactions or otherwise, or by any combination of such methods. The number of shares to be repurchased and the timing of any repurchases will depend on factors such as the stock price, economic and market conditions, and corporate and regulatory requirements. The stock-repurchase program may be suspended or discontinued at any time.

Forward-Looking Statements

This news release contains forward-looking statements as defined in the Securities Exchange Act of 1934 and is subject to the safe harbors created therein. The forward-looking statements contained herein include, but are not limited to, statements relating to the timing of, amounts purchased under and methods of implementation of Agilent’s share-repurchase program. Actual events may differ materially from current expectations. Such risks and uncertainties include, but are not limited to risks associated with Agilent’s ability to complete the share-repurchase program. Forward-looking statements are based on the beliefs and assumptions of Agilent’s management and on currently available information. Agilent undertakes no responsibility to publicly update or revise any forward-looking statement.

About Agilent Technologies

Agilent Technologies Inc. (NYSE: A) is the world’s premier measurement company and a technology leader in communications, electronics, life sciences and chemical analysis. The company’s 19,000 employees serve customers in more than 110 countries. Agilent had net revenues of $5.4 billion in fiscal 2007. Information about Agilent is available on the Web at www.agilent.com.

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